SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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☐ Soliciting Material Pursuant to Section 240.14a-12

eFunds Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proxy Statement
ITEM 1: ELECTION OF DIRECTORS
Summary Compensation Table
Compensation Committee Report on Executive Compensation
Options/SAR Grants In Last Fiscal Year(1)
Aggregated Option/SAR Exercises In Last Fiscal Year And Fiscal Year-End Option/SAR Values(1)
ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

eFunds Corporation Gainey Center II, Suite 300 8501 N. Scottsdale Road Scottsdale, Arizona 85253

NOTICE OF MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2003

To the Stockholders of eFunds Corporation:

The 2003 annual meeting of stockholders will be held at the Millennium Resort, 7401 North Scottsdale Road, Scottsdale, Arizona 85253 on Friday, May 23, 2003 at 2:00 p.m., Scottsdale, Arizona time, for the following purposes:

1.	to elect two Directors to hold office until the 2006 annual meeting of stockholders;

2.	to consider and act upon a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for the year ending December 31, 2003; and

3.	to take action on any other business that may properly come before the meeting.

Stockholders of record at the close of business on April 11, 2003 are entitled to vote at the meeting and at any adjournment thereof.

Whether or not you expect to be present at the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request. Telephonic and Internet voting are also permitted in accordance with the instructions set forth on your proxy card.

By Order of the Board of Directors:

/s/ STEVEN F. COLEMAN

Steven F. Coleman
Secretary

April 18, 2003

Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it in the enclosed envelope or vote your proxy by telephone or through the Internet as directed on your proxy card. Thank you.

Proxy Statement

2003 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
May 23, 2003

The Board of Directors of eFunds Corporation (the “Company”) is soliciting proxies for use in connection with the 2003 annual meeting (including any adjournments) of stockholders of the Company to be held May 23, 2003. This proxy statement and enclosed form of proxy are first being mailed to stockholders on or about April 25, 2003.

Questions And Answers About The Annual Meeting And Voting

What is the purpose of the meeting?

At our annual meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting of Stockholders. These matters are the election of two directors and the ratification of the selection of our independent auditors. Also, management will report on our performance during the last fiscal year and respond to questions from stockholders.

Who is entitled to vote at the meeting?

The Board has set April 11, 2003 as the record date for the annual meeting. If you were a stockholder of record at the close of business on April 11, 2003, you are entitled to vote at the meeting.

As of the record date, 46,749,609 shares of common stock were issued and outstanding and eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 46,749,609 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-half of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

•	you are present and vote in person at the meeting; or

•	you have properly submitted a proxy card by mail, by telephone or over the Internet.

How do I vote my shares?

If you are a stockholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions and to confirm that those instructions have been recorded properly. If you are a stockholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy to us before the annual meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described above under “How do I vote my shares?”

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account or that more than one person in your household holds shares in the Company. To ensure that all of these shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or via the Internet, vote once for each proxy card sent to your household.

Can I vote my shares in person at the meeting?

If you are a stockholder of record, you may vote your shares in person by attending the meeting and completing a floor ballot. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank or other nominee giving you the right to vote the shares at the meeting.

What vote is required for the election of a director?

The affirmative vote of a majority of the voting power of the common stock present and entitled to vote at the meeting is required for the election of our director nominees.

How are votes counted?

You may either vote “FOR” or “WITHHOLD” authority to vote for our nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors.

If you submit your proxy but abstain from voting or withhold authority to vote, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on any proposal or the election of directors.

If you abstain from voting on the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditor, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for a director nominee, this has the same effect as a vote against that director.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the Nasdaq. In this situation, a “broker non-vote” occurs. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but are not considered as entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

FOR the nominees for director; and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003.

What if I sign and return my proxy card but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares on your proxy card or when giving your proxy by telephone or via the Internet, we will vote them:

FOR the nominees for director; and

FOR the ratification of the selection of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. You can change your vote in any of the following ways:

•	by sending a written notice of revocation to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy to the Secretary of eFunds Corporation;

•	by submitting a later-dated proxy by telephone or via the Internet; or

•	by voting in person at the meeting.

Unless revoked, all properly submitted proxies will be voted.

How can I attend the meeting?

Stockholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained D.F. King & Co. to assist in the solicitation of proxies for the annual meeting for a fee of less than $10,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

ITEM 1: ELECTION OF DIRECTORS

The Company’s Certificate of Incorporation provides that the Board of Directors shall be divided into three classes of directors, with each class to be as nearly equal in size as possible. The term of each class of director is three years, with the term of one class expiring at each annual meeting of the stockholders of the Company. Currently, there are six directors. The term of the Class III directors (Paul F. Walsh and John J. (Jack) Boyle III) expires at the Meeting. The terms of the Class I and Class II directors expire at the 2004 and 2005 annual meetings of the Company’s stockholders, respectively.

Nominees for Election to the Board of Directors

Class III (Term Expiring in 2006)

Paul F. Walsh, age 53, has served as The Chairman of our Board of Directors and our Chief Executive Officer since September 16, 2002. Between March 2000 and September 2002, Mr. Walsh was chairman and chief executive officer of Clareon Corporation (“Clareon”), an electronic payments provider. Mr. Walsh served as chairman and chief executive officer of MaineStay Holdings L.L.C., a private equity investment firm, from September 1998 until January 1999 when MaineStay formed iDeal Partners, an equity investment partnership between MaineStay, Berkshire Partners and BancBoston Capital. Mr. Walsh served as chairman and chief executive officer of iDeal Partners until he joined Clareon. From February 1995 to September 1998, Mr. Walsh was president and chief executive officer of Wright Express Corporation, an information and financial services company. From January 1990 until January 1995, Mr. Walsh was chairman of BancOne Investor Services Corporation, a financial services company. Mr. Walsh also serves as a director of Staples, Inc. (“Staples”).

John J. (Jack) Boyle III, age 55, became a member of the Board of Directors in June 2000 and has served as our Lead Director since May 2002. Mr. Boyle currently serves as Chief Executive Officer of Cogentric, Inc., a web engineering company. From August 1994 to October 1999, Mr. Boyle served as president and chief executive officer of Saville Systems, PLC, a maker and marketer of customer care and billing systems for the global telecommunications industry. Mr. Boyle also served as chairman of the board of directors of Saville Systems from April 1998 to October 1999. Saville Systems was acquired by ADC Telecommunications, Inc. (“ADC”) in October 1999 and Mr. Boyle served as a senior vice president of ADC from October 1999 through April 2000. Mr. Boyle also serves as a director of ADC. ADC is a provider of telecommunications equipment.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE. Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of Mr. Walsh and Mr. Boyle to our Board. The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required for the election of each as a director nominee. If either Mr. Walsh or Mr. Boyle is not a candidate for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other nominee or nominees as may be nominated by the Board of Directors.

Members of the Board of Directors Continuing in Office

Class II (Term expiring in 2005)

Janet M. Clarke, age 50, has served as Senior Vice President and Chief Marketing Officer of Dealer Track, Inc., a privately-held automotive finance technology services company, since September 2002. From February 2001 until September 2002, Ms. Clarke served as president of ClarkeLittlefield LLC, a marketing services consulting company. Prior to this position, Ms. Clarke served as an executive vice president of Young & Rubicam and as chairman and chief executive officer of its Knowledgebase Marketing subsidiary from February 2000 through February 2001. Young and Rubicam is a global marketing and communications organization and its Knowledgebase Marketing unit focuses on database marketing and customer relationship management. Prior to joining Young & Rubicam, Ms. Clarke served as managing director, global database marketing, for Citigroup’s consumer business from May 1997 until February 2000. Citigroup is a diversified financial services company. Ms. Clarke is also a director of Cox Communications, Inc. and ExpressJet Holdings, Inc. Ms. Clarke was elected to the Company’s Board of Directors in December 2000.

Robert C. Nakasone, age 55, has served as Chief Executive Officer of NAK Enterprises, L.L.C., an investment and consulting company, since January 2000. Prior to this position, Mr. Nakasone served as chief executive officer of Toys ‘R’ Us, Inc., a retail store chain, from February 1998 to September 1999. Previously, Mr. Nakasone served in a variety of other positions with Toys ‘R’ Us, including president and chief operating officer from January 1994 to February 1998 and vice chairman and president of Worldwide Toy Stores from January 1989 to January 1994. Mr. Nakasone was elected to the Company’s Board of Directors in February 2003. Mr. Nakasone also serves on the board of directors of Staples.

Members of the Board of Directors Continuing in Office

Class I (Term Expiring in 2004)

Jack Robinson, age 48, became a director in June 2000. Mr. Robinson joined IBM Corporation in June 2000 and he currently serves as Vice President, Finance & Planning for ibm.com. Prior to this position, Mr. Robinson served as vice president, planning and controls for IBM’s Software Group. From November 1998 to January 2000, Mr. Robinson served as vice president, finance for the home and small business group of Dell Computer Corporation, a provider of computer equipment. From February through November 1998, Mr. Robinson served as president of the Foodservice unit of Sara Lee Bakery, a division of Sara Lee Corporation. Sara Lee is a global packaged food and consumer products company.

Sheila A. Penrose, age 57, has served as the President of The Penrose Group, a provider of executive advisory services on financial and organizational strategies, since her retirement from Northern Trust Corporation in September 2000. Ms. Penrose also serves as Executive Advisor to Boston Consulting Group. While with Northern Trust, Ms. Penrose served as president of Corporate and Institutional Services and as a member of the management committee. Northern Trust provides personal and institutional financial services on a worldwide basis. Ms. Penrose was employed by Northern Trust for more than 23 years. Ms. Penrose was elected to the Board of Directors of the Company in December 2000. Ms. Penrose also serves as a director of Jones Lang LaSalle Incorporated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of April 1, 2003 (except as otherwise noted), the number of shares of Common Stock beneficially owned by each person who is known by the Company to beneficially own more than five percent of the Company’s outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this Proxy Statement, and all of the Directors and executive officers of the Company as a group. Unless otherwise noted, the stockholders listed below have sole voting and investment power with respect to the shares of Common Stock owned by them.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership	Outstanding Shares

FMR Corp.(1)	5,178,339	11.08%
82 Devonshire Street Boston, MA 02109
Harris Associates L.P.(2)	4,693,200	10.06%
Two North La Salle Street Suite 500 Chicago, IL 60602
Blum Capital Partners, L.P.(3)	2,440,000	5.22%
909 Montgomery Street Suite 400 San Francisco, CA 94133
Paul F. Walsh	1,807	*
John A. Blanchard III(4)	1,541,207	3.21%
Thomas S. Liston	0	*
Colleen McKeown Adstedt(5)	106,059	*
Steven F. Coleman(6)	93,889	*
John J. (Jack) Boyle III(7)	19,538	*
Janet M. Clarke(8)	10,692	*
Robert C. Nakasone	0	*
Sheila A. Penrose(8)	14,692	*
Jack Robinson(7)	20,787	*
Paul W. Finch(9)	5,828	*
Nikhil Sinha(10)	203,131	*
Michael A. Spilsbury(11)	15,000	*
All current directors and executive officers as a group (15 persons)(12)	267,464	*

*	Less than 1%

(1)	Based on a Schedule 13G, dated as of February 14, 2003, filed by FMR Corp. (“FMR”), Edward C. Johnson 3d, chairman of FMR, Abigail P. Johnson, a director of FMR, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR, and Fidelity Low Priced Stock Fund, an investment company (“FLPSF”), with the Securities and Exchange Commission (the “Commission”). According to such Schedule 13G, Mr. Johnson and FMR, through its control of Fidelity, which serves as investment advisor to various investment companies (the “Funds”), including FLPSF, and the Funds each have sole power to dispose of 4,363,723 shares (9.33% of the outstanding shares of Common Stock on April 1, 2003) of the Company’s Common Stock owned by the Funds. FLPSF is the beneficial owner of 2,814,820 shares (6.02% of the outstanding shares of Common Stock) of Common Stock. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of such shares. Fidelity carries out the voting of the shares under guidelines established by the Board of Trustees of the Funds. Mr. Johnson and FMR, through its control of Fidelity Management Trust Company, a bank which is a wholly owned subsidiary of FMR (“FMTC”), may also be deemed the beneficial owners of an additional 814,400 shares held by institutional accounts managed by FMTC. FMR and Mr. Johnson each have sole dispositive and voting power with respect to of such shares. Members of the Johnson family, including Edward C. Johnson 3d and Abigail P. Johnson, may be deemed to form a controlling group with respect to FMR. In addition, Geode Capital Management LLC (“Geode LLC”) is the beneficial owner of 216 shares of Common Stock. Geode LLC is wholly-owned by Fidelity Investors III Limited Partnership (“FILP III”), for which Fidelity Investors Management, LLC (“FIML”) serves as general partner and investment manager. The managers of Geode LLC, the members of FIML and the limited partners of FILP III include certain shareholders and employees of FMR Corp.

(2)	Based on a Schedule 13G, dated February 10, 2003, filed with the Commission by Harris Associates L.P. (“Harris”) and its general partner, Harris Associates Inc. (“General Partner”). Harris serves as an investment advisor to Harris Associates Investment Trust (the “Trust”). Various officers and directors of Harris are also officers and trustees of the Trust which beneficially owns 3,045,400 shares (6.51% of the outstanding shares of the Company’s Common Stock), although Harris does not consider the Trust to be controlled by such persons. Harris, because of its power to manage the Trust’s investments, has shared voting and dispositive power over the shares owned by the Trust. Harris also has the shared power to direct the vote of an additional 1,647,800 shares owned by clients to whom it renders financial advice and the sole power to dispose or direct the disposition of those shares.

(3)	Based on a Schedule 13D, dated October 3, 2002, filed with the Commission jointly by Richard C. Blum & Associates, Inc. (“RCBA”), Blum Capital Partners, L.P. (“Blum LP”), Blum Strategic GP II, L.L.C. (“Blum GP II”) and Richard C. Blum, the chairman of and a substantial shareholder in RCBA and a managing member of Blum GP II. RCBA, Blum LP, Blum GPII and Mr. Blum are collectively referred to herein as the “Blum Group”. RCBA acts as the general partner of Blum LP. Blum LP is the beneficial owner of 1,330,800 (2.85% of the outstanding shares of Common Stock) shares of Common Stock held by the limited partnerships for which Blum LP acts as the general partner and Blum LP’s investment advisory clients. Blum LP also beneficially owns an additional 46,700 shares that are legally owned by a fund which disclaims membership in the Blum Group. Blum GP II beneficially owns 1,062,500 shares held by the limited partnerships for which it serves as general partner. Voting and investment power concerning the 2,440,000 shares described above are held by Blum LP and Blum GP II. Each member of the Blum Group may be deemed the beneficial owner of these shares. RCBA may also be deemed the beneficial owner of the securities over which Blum LP has voting and investment power and Mr. Blum may be deemed to beneficially own the securities beneficially owned by RCBA.

(4)	Based on a Report, dated October 2, 2002 on Form 4 filed by Mr. Blanchard with the Commission. Includes 1,260,773 shares receivable upon the exercise of options that are currently exercisable. Mr. Blanchard ceased to serve as an executive officer of the Company in September 2002 and retired from further employment with the Company on December 31, 2002.

(5)	Includes 100,131 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(6)	Includes 85,279 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(7)	Includes 14,538 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(8)	Includes 10,692 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

(9)	Based on a Report, dated January 2, 2003, on Form 4 filed by Mr. Finch with the Commission. The amount shown includes 2,757 shares receivable upon the exercise of options that are currently exercisable. Mr. Finch ceased to serve as an executive officer of the Company in November 2002 and ceased to serve as an employee of the Company on December 31, 2002.

(10)	Based on a Report, dated June 7, 2002, on Form 4 filed by Dr. Sinha with the Commission. The amount shown includes 158,400 shares receivable upon the exercise of options that are currently exercisable. Dr. Sinha ceased to serve as an executive officer and employee of the Company on May 31, 2002.

(11)	Based on a report, dated June 12, 2002, on Form 3 filed by Mr. Spilsbury with the Commission. The amount shown includes 15,000 shares receivable upon the exercise of options that are currently exercisable. Mr. Spilsbury ceased to serve as an executive officer and an employee of the Company on January 31, 2003.

(12)	Includes 235,870 shares receivable upon the exercise of options that are currently exercisable or will become exercisable within 60 days.

Summary Compensation Table

The following table sets forth the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and the other executive officers who were the most highly compensated for 2002. This proxy statement refers to the individuals named below as the Named Executive Officers. As indicated in the footnotes below, some of the information set forth in this table reflects compensation earned from Deluxe Corporation, the Company’s former parent company, prior to the Company’s spin-off from Deluxe at the end of 2000.

					Long-Term
					Compensation
					Awards

		Annual Compensation			Restricted	Securities
				Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options	Compensation(3)

Paul F. Walsh(4)	2002	$145,840	$87,500	$22,571	$500,000	307,692	$36,539
Chairman and Chief
Executive Officer
John A. Blanchard III(5)	2002	$680,000	—	—	—	260,000	$541,073
Former Chairman and	2001	$680,000	$326,090	$9,336	—	335,000	$65,418
Chief Executive Officer	2000	$680,000	$1,360,000	$9,766	—	857,342	$4,009,533
Thomas S. Liston(6)	2002	$254,000	—	—	—	—	—
Chief Financial Officer
Colleen McKeown Adstedt	2002	$235,000	—	$37,524	—	51,000	$15,623
Senior Vice President	2001	$230,000	$77,470	$65,091	—	72,000	$445,953
of Human Resources	2000	$195,000	$54,600	—	—	50,988	$10,008
Steven F. Coleman	2002	$245,000	—	$39,722	—	54,000	$15,471
Senior Vice President,	2001	$225,000	$64,415	$10,699	—	35,000	$33,709
General Counsel	2000	$188,667	$59,867	—	—	64,459	$40,478
and Secretary
Michael A. Spilsbury(7)	2002	$274,670	$29,168	$20,053	—	40,000	$39,507
Former Senior Vice
President, Product
Management Group
Paul W. Finch(8)	2002	$280,000	—	$35,440	$560,000	66,000	$191,111
Former Executive	2001	$243,345	$96,110	$10,164	—	65,000	$29,154
Vice President,	2000	$206,250	$59,720	—	—	77,924	$25,110
Systems and Operations
Dr. Nikhil Sinha(9)	2002	$137,500	—	—	—	90,000	$662,538
Former Executive	2001	$325,000	$116,300	—	$332,825	125,000	$41,367
Vice President	2000	$300,000	$105,000	—	—	158,400	$9,375

(1)	Other annual compensation includes car allowances and fees paid by the Company to tax and financial advisors on the officer’s behalf if the aggregate amount of these benefits exceeds the lesser of $50,000 or 10% of the officer’s salary and bonus for the year in which the benefits were paid. For 2002, the amounts reported were: Ms. McKeown Adstedt ($12,000 and $15,388); Mr. Coleman ($12,000 and $18,263); and Mr. Finch ($15,000 and $13,466). For 2001, the amounts reported were: Ms. McKeown Adstedt ($12,000 and $19,822).

(2)	As of December 31, 2002, the Company had a total of 62,379 restricted stock units outstanding with an aggregate value of $568,272 based on the closing price ($9.11 per share) of the Company’s common stock on December 31, 2002. Mr. Walsh’s award (53,079 units) will vest and be converted into shares in three equal installments on the three succeeding anniversaries of the date of grant, subject to acceleration if we terminate Mr. Walsh’s employment without cause or if Mr. Walsh terminates his employment for good reason or if there is a change in control of the Company. The award granted to Mr. Finch (61,470 units) was cancelled in connection with the termination of his employment. Dividend equivalent payments would be made on the Company’s outstanding restricted stock units if the Company were to pay any dividends on its Common Stock.

(3)	All other compensation consists of annual matching and profit-sharing contributions to our 401(k) plan and our deferred compensation plan. For 2002, the amounts contributed were: Mr. Walsh, $0 and $0; Mr. Blanchard, $50,305 and $0; Mr. Liston $0 and $0; Ms. McKeown Adstedt, $15,623 and $0; Mr. Coleman $15,471 and $0; Mr. Spilsbury, $5,583 and $0; Mr. Finch $18,806 and $0; and Dr. Sinha, $2,538 and $0. All other compensation also includes income recognized for relocation expense reimbursement in excess of deductible amounts, incidental relocation compensation and guaranteed minimum resale price allowances in respect of residences sold that was paid to executives under the Company’s relocation program. The Named Executive Officers recognized income in the following amounts under this program during 2002: Mr. Walsh, $36,539 and Mr. Spilsbury $33,924. All other compensation also includes payment of accrued vacation pay in connection with the transfer or termination of employment of the individuals shown. Mr. Finch received $17,252 under this program in connection with the termination of his employment on December 31, 2002. All other compensation also includes amounts paid, payable or accrued to any named executive officer pursuant to any plan or arrangement in connection with the resignation, retirement or other termination of the executive’s employment with the Company, a change in control of the Company or a change in the executive’s responsibilities following such a change in control. Amounts paid, payable or accrued with respect to the named executive officers in 2002 under these types of programs were: Mr. Blanchard, $490,768 (supplemental retirement benefits payable pursuant to his employment agreement); Dr. Sinha, $660,000 (maximum benefit payable pursuant to his transition assistance agreement, $192,500 paid in 2002); Mr. Finch $155,053 (severance payments made in 2003 pursuant to his separation agreement).

(4)	Mr. Walsh joined the Company on September 16, 2002.

(5)	All amounts shown as paid to Mr. Blanchard in 2000 (other than the option grants shown) were paid by Deluxe. All other compensation paid to Mr. Blanchard in 2000 includes $3,761,632 paid to Mr. Blanchard by Deluxe in settlement of his entitlement to supplemental retirement benefits from Deluxe.

(6)	Mr. Liston began serving as our Chief Financial Officer on July 1, 2002. Mr. Liston acted as an independent contractor until April 1, 2003, at which point he became an employee of the Company.

(7)	Mr. Spilsbury ceased to serve as an executive officer and an employee of the Company on January 31, 2003.

(8)	Mr. Finch ceased to serve as an executive officer of the Company in November 2002 and he ceased to serve as an employee of the Company on December 31, 2002.

(9)	Dr. Sinha ceased to serve as an executive officer and an employee of the Company on May 31, 2002.

Compensation Committee Report on Executive Compensation

Introduction

The Company’s officer compensation program is designed to attract and retain the skilled executives who are responsible for ensuring the Company’s future success in a competitive market for executive talent. The compensation program is also intended to align the interests of stockholders and management by linking the compensation of the Company’s executives to corporate performance and rewarding financial performance that increases stockholder value.

The Compensation Committee of the Board of Directors has overall responsibility for compensation actions affecting the Company’s senior executives. The Compensation Committee is currently composed of three members of the Board of Directors: Janet M. Clarke (Chairperson); Robert C. Nakasone; and John J. (Jack) Boyle III. Mr. Nakasone became a member of the Compensation Committee in February 2003, succeeding Sheila A. Penrose. None of these directors is a current or former officer or employee of the Company.

The Compensation Committee is responsible for:

•	Developing an executive compensation philosophy and related administrative policies;

•	Administering the Company’s equity-based compensation programs;

•	Determining the compensation of the Chief Executive Officer (the “CEO”) and the Company’s other senior executives (together with the CEO, the “Executive Officers”) and ensuring that the Company’s compensation programs are competitive; and

•	Approving the design of and establishing performance measurements and award levels under the Company’s short and long-term incentive compensation programs for the Executive Officers.

In the course of its deliberations, the Compensation Committee reviews compensation survey data from peer groups selected by independent compensation consultants for comparative data on the appropriate mix of compensation elements for and the overall compensation of the Executive Officers.

Officer Compensation Program

During 2002 the Compensation Committee sought to place the base salaries of the Executive Officers at the median of similar positions derived from peer group surveys. The short-term cash compensation (base salary plus annual incentive bonus) of the Executive Officers was directed between the 50th and 65th percentile of the companies included in these surveys and long-term compensation (principally stock options) was designed to target the total compensation of these Officers at approximately the 75th percentile indicated by the survey data, assuming the Company’s overall performance objectives were achieved and the individual performance of the Officer met or exceeded the expectations of the CEO.

For 2002, the annual incentive payments to the Company’s Officers were linked to targets established by the Compensation Committee related to the Company’s 2002 revenues and operating income. The Company’s 2002 operating income did not meet the minimum threshold established by the Compensation Committee and no annual bonuses were paid for 2002.

Each Named Executive Officer (other than Mr. Liston) also received an option grant in 2002 and the awards are described elsewhere in this proxy statement under the caption “Option/ SAR Grants in Last Fiscal Year.”

The Committee believes the amounts paid to the Officers provide the Company’s senior management team with a competitive level of compensation.

2002 CEO Compensation

Paul F. Walsh

Mr. Walsh joined the Company as its Chief Executive Officer and Chairman of its Board of Directors on September 16, 2002. As part of Mr. Walsh’s retention, the Compensation Committee and Mr. Walsh negotiated a three-year employment agreement that provides Mr. Walsh with a minimum base salary of $500,000 per year and a minimum target annual bonus opportunity of $350,000. The actual annual bonus paid to Mr. Walsh will depend upon the Company’s performance against parameters established annually by the Compensation Committee under the Company’s Annual Incentive Plan and other factors the Committee may deem relevant. For 2002, Mr. Walsh received a guaranteed bonus of $87,500.

Mr. Walsh is also entitled to participate in the Company’s Stock Incentive Plan on generally the same terms and conditions as the other Executive Officers of the Company. In general, the Committee expects to make annual option grants to Mr. Walsh having an imputed value approximating 250% of Mr. Walsh’s base salary, although the actual terms and conditions of any future equity-based awards will be determined by the Compensation Committee in the exercise of its sole discretion and based on such factors as it may deem relevant. Mr. Walsh received an option to purchase 307,692 shares at an exercise price of $9.42, and an award of 53,079 restricted stock rights in 2002. Each of these instruments vests in equal annual installments over three years. It is not anticipated that Mr. Walsh will receive additional equity-based awards in 2003.

John A. Blanchard III

Mr. Blanchard was succeeded by Mr. Walsh as Chairman of the Company’s Board of Directors and Chief Executive Officer on September 16, 2002. Mr. Blanchard remained an employee of the Company, serving as its transition advisor, throughout the balance of 2002 at which point he retired from further employment with the Company. In accordance with Mr. Blanchard’s employment agreement, Mr. Blanchard’s base salary was maintained at its existing level ($680,000 per year) during his service as transition advisor. Mr. Blanchard did not receive a bonus for 2002.

On January 2, 2002, Mr. Blanchard received a ten-year option to purchase 198,000 shares, at $13.78 per share. In accordance with its original terms, this option vested upon Mr. Blanchard’s retirement and will remain exercisable until December 31, 2007. Mr. Blanchard received an additional ten-year option to purchase 62,000 shares, at $13.78 per share on January 2, 2002. This option was scheduled to vest and become exercisable on January 2, 2005, although the vesting of the option was to be accelerated if the Company achieved its performance goals under its annual incentive plan for 2002. The Company did not attain the objectives required to accelerate the vesting of this option and it was forfeited upon Mr. Blanchard’s retirement.

Compliance with Section 162(m) of the Internal Revenue Code

The Compensation Committee believes that it is important for the Company to be able to take all available tax deductions with respect to the compensation paid to its executive officers. Section 162(m) of the Internal Revenue Code of 1986, as amended, contains limitations governing the deductibility of compensation in excess of $1 million paid to the named executive officers of publicly traded companies. The Committee expects that all performance-based compensation paid or awarded to the named executive officers in 2002 will qualify for deductibility.

Members of the Compensation Committee

Janet M. Clarke, Chairperson

John J. (Jack) Boyle III
Robert C. Nakasone

Options/ SAR Grants In Last Fiscal Year(1)

	Individual Grants				Potential Realizable
					Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options/SARs	Exercise		Price Appreciation for
	Underlying	Granted to	or Base	Scheduled	Option Term(2)
	Options/SARs	Employees in	Price	Expiration
Name	Granted	Fiscal Year	(per share)	Date	5%	10%

Paul F. Walsh	307,692	20.96%	$9.42	09/16/12	$1,821,537	$4,618,457
John A. Blanchard III(3)	198,000	13.48%	$13.78	01/02/12	$1,716,660	$4,348,080
	62,000	4.22%	$13.78	01/02/12	$537,540	$1,361,520
Thomas S. Liston	0	—	—	—	—	—
Colleen McKeown Adstedt	51,000	3.47%	$13.78	01/02/12	$442,170	$1,119,960
Steven F. Coleman	54,000	3.68%	$13.78	01/02/12	$468,180	$1,185,840
Michael A. Spilsbury(4)	40,000	2.72%	$13.33	06/03/12	$335,200	$849,600
Paul W. Finch(4)	66,000	4.49%	$13.78	01/02/12	$572,220	$1,449,360
Nikhil Sinha(4)	90,000	6.13%	$13.78	01/02/12	$780,300	$1,976,400

(1)	The options shown were granted on January 2, 2002 (September 16, 2002 with respect to the option granted to Mr. Walsh and June 3, 2002 with respect to the option granted to Mr. Spilsbury) at an exercise price not less than the fair market value of the Company’s common stock on the date of grant. The options are exercisable in cumulative installments of 33 1/3 percent on each anniversary of the date of grant, provided that the option holder is then employed by the Company (the option to purchase 62,000 shares granted to Mr. Blanchard was to vest in one installment in two years, subject to acceleration based on the Company’s performance). The vesting of the options is subject to acceleration in the event of the death, disability or approved retirement of the optionee. In addition, the vesting of the options is subject to acceleration in the event of certain defined changes in control of the Company. No stock appreciation rights were granted to any of the Named Executive Officers during 2002.

(2)	The 5 and 10 percent annual stock price appreciation is assumed to occur throughout the original scheduled term of the options shown. This calculation is for illustrative purposes only.

(3)	Mr. Blanchard retired from further employment with the Company on December 31, 2002. The option to purchase 198,000 shares shown vested on that date and will remain exercisable until December 31, 2007. The conditions for the vesting of the option to purchase 62,000 shares shown prior to Mr. Blanchard’s retirement were not satisfied and this option was forfeited upon his retirement.

(4)	Mr. Spilsbury, Mr. Finch and Dr. Sinha have ceased to serve as employees of the Company. The options shown were forfeited on their final day of employment, except that Mr. Spilsbury will retain options on 15,000 of the shares shown through May 1, 2003.

Aggregated Option/ SAR Exercises In Last Fiscal Year

And Fiscal Year-End Option/ SAR Values(1)

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money
			Options/SARS at		Options/SARS at
	Shares		Fiscal Year End		Fiscal Year End(2)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Paul F. Walsh	0	$0	0	307,692	$0	$0
John A. Blanchard III	0	$0	1,260,773	0	$0	$0
Thomas S. Liston	0	$0	0	0	$0	$0
Colleen McKeown Adstedt	0	$0	59,131	114,857	$0	$0
Steven F. Coleman	0	$0	55,612	97,847	$0	$0
Michael A. Spilsbury	0	$0	15,000	25,000	$0	$0
Paul W. Finch	0	$0	73,653	0	$0	$0
Nikhil Sinha	0	$0	158,400	0	$0	$0

(1)	None of the Named Executive Officers held or exercised any stock appreciation rights in 2002.

(2)	The value of the options at December 31, 2002 was determined by multiplying the difference between the exercise prices of the options and the closing price of the Company’s common stock on December 31, 2002 ($9.11 per share) by the number of shares underlying the options.

Employment Agreements

Paul F. Walsh. We have entered into an Executive Employment Agreement with Mr. Walsh related to his service as our Chairman and Chief Executive Officer. The initial term of the agreement began as of September 16, 2002 and expires on September 16, 2005, subject to extension. Under the agreement, Mr. Walsh receives a minimum salary of $500,000, subject to increase at the discretion of the Compensation Committee of our Board of Directors. Mr. Walsh is also eligible to receive annual cash bonuses based on the Company’s financial performance with a minimum target bonus opportunity equal to 70% of his base salary.

If, prior to the scheduled expiration of Mr. Walsh’s Executive Employment Agreement, we terminate Mr. Walsh’s employment other than for cause, or if Mr. Walsh terminates his employment for good reason, Mr. Walsh is entitled to a lump-sum payment equal to:

•	The sum of any unpaid base salary, bonus and vacation pay accrued through the date of termination;

•	An amount equal to the annual base salary that Mr. Walsh would have earned during the remaining term of his Executive Employment Agreement had his employment not been terminated; and

•	An amount equal to the annual bonus(es) that Mr. Walsh would have earned had he remained continuously employed throughout the scheduled term of his contract and been awarded his annual target bonus amount (pro rated for any year that would not have been completed in its entirety.)

If the foregoing amounts do not exceed 150% of Mr. Walsh’s base salary as of the date of termination of his employment (the “Base Termination Amount”), the Company will instead pay Mr. Walsh the Base Termination Amount. We will also pay Mr. Walsh the Base Termination Amount if we elect not to renew his Employment Agreement upon its expiration.

Any options granted to Mr. Walsh will vest and become exercisable upon the expiration of his Employment Agreement. The vesting of Mr. Walsh’s options will also be accelerated if we terminate Mr. Walsh’s employment other than for cause or if Mr. Walsh terminates his employment for good reason. Options which so vest will remain exercisable for one year following the relevant termination date.

Mr. Walsh received a grant of 53,079 restricted stock rights upon the commencement of his employment in September 2002. These rights will also vest and be converted into shares of our common stock under the circumstances described above. In the event Mr. Walsh’s employment is terminated following any change in control of the Company, the post-termination provisions of his Change in Control Agreement (described below) would govern the payments to be made to him instead of his Executive Employment Agreement.

Mr. Walsh’s Executive Employment Agreement also provides that if any payment or benefit received or to be received by Mr. Walsh would be subject to the federal excise tax on “excess parachute payments,” the Company will pay Mr. Walsh such additional amounts as may be necessary so that he realizes, after the payment of the excise tax and any income tax or excise tax on that additional amount, the amount of such compensation.

John A. Blanchard III. We had previously entered into an Executive Employment Agreement with Mr. Blanchard related to his service as our Chairman and Chief Executive Officer. The term of the agreement began as of January 1, 2000 and expired on December 31, 2002. Under the agreement, Mr. Blanchard received an annual salary of $680,000. Mr. Blanchard was also eligible to receive annual cash bonuses on the same basis that we paid bonuses to our other executives, with a target bonus that was originally equal to his base salary but which, by agreement of the parties, was reduced to 67% of his base salary in 2001.

In recognition of the termination of Mr. Blanchard’s supplemental retirement benefits with Deluxe Corporation, our former parent company, Mr. Blanchard’s agreement provided that he would receive $490,768 from us on or about January 2, 2003. This amount is reflective of the present value on that date of the supplemental retirement benefits Mr. Blanchard would have been entitled to under his supplemental retirement benefit plan with Deluxe if that plan was continued throughout the original term of his Executive Employment Agreement with us. We paid this amount to Mr. Blanchard on January 2, 2003.

If, prior to the scheduled expiration of Mr. Blanchard’s Executive Employment Agreement, we had terminated Mr. Blanchard’s employment other than for cause, or if Mr. Blanchard had terminated his employment for good reason, Mr. Blanchard would have been entitled to a lump-sum payment equal to:

•	the sum of (1) his unpaid base salary due through the date of termination, (2) the product of his most recent annual bonus and the fraction of the year he was employed and (3) any deferred compensation and any accrued vacation pay;

•	an amount equal to the annual base salary that Mr. Blanchard would have earned during the remaining term of his Executive Employment Agreement had his employment not been terminated; and

•	an amount equal to the annual bonus(es) that Mr. Blanchard would have earned had he remained continuously employed throughout the employment period and been awarded his annual target bonus amount, to the extent this bonus amount has not theretofore been paid.

We did not make any payments to Mr. Blanchard under these provisions of his agreement in connection with his retirement. Under the terms of Mr. Blanchard’s option agreements, options to purchase 951,462 shares of our common stock, at prices ranging from $10.56 to $13.78 per share, vested upon his retirement and will remain exercisable until December 31, 2007. Mr. Blanchard will also retain options to purchase 309,311 shares, at prices ranging from $11.45 to $15.41 per share, issued upon the conversion of options he previously received from Deluxe until December 29, 2005. 129,569 conversion options, exercisable at $12.87 to $13.19 per share, were forfeited by Mr. Blanchard upon his retirement as was an option to purchase 62,000 shares at $13.78 per share.

Thomas S. Liston. We have entered into an employment agreement with Mr. Liston related to his service as a Senior Vice President and our Chief Financial Officer. The term of the Agreement commenced on April 1, 2003 and will continue until March 31, 2005, subject to extension upon the mutual agreement of the parties. Under the Agreement, Mr. Liston receives a minimum base salary of $200,000 per year and is eligible to receive a minimum target annual bonus opportunity equal to 60% of his annual base salary. Mr. Liston is not entitled to any severance pay if his employment with the Company is terminated, regardless of the reason for any such termination.

Pursuant to the agreement, on April 1, 2003 we granted Mr. Liston a ten-year option, exercisable at $7.30 per share, to purchase 175,000 shares of our Common Stock. This option is scheduled to vest and become exercisable in equal annual installments on March 31, 2004 and March 31, 2005. The vesting of the option is, however, subject to acceleration if Mr. Liston’s employment with the Company is terminated without cause following any change in control of the Company, in which event Mr. Liston will retain the option for up to one year following the termination of his employment. Mr. Liston will also retain this option for up to one year if he remains employed by us through the scheduled expiration of his employment agreement.

Colleen McKeown Adstedt, Steven F. Coleman, Nikhil Sinha and Michael A. Spilsbury. Each of Messrs. Coleman, Sinha and Spilsbury and Ms. McKeown Adstedt have previously entered into Transition Assistance Agreements that contain a severance provision providing for the continuation of their base salary for one year plus a second year of income continuation if we terminate their employment with us for reasons other than for cause. Cause is defined in the agreements to include, among other things, the executive’s engaging in illegal conduct, willful misconduct or other actions taken in bad faith that injure the Company, a failure by the executive to substantially perform his or her duties, the commission by the executive of an act of embezzlement or another act of dishonesty with respect to the Company or the executive being convicted of or pleading guilty to criminal misconduct constituting a felony or gross misdemeanor involving a breach of ethics or moral turpitude which reflects adversely on the Company. The executives are required to release any claims they may have against the Company as a condition to receiving payments under the agreements. The executives are also required to refrain from competing with the Company while receiving any transition payments. Dr. Sinha and Mr. Spilsbury are receiving payments under their Transition Assistance Agreements following the termination of their employment.

Paul W. Finch. In November 2002, we entered into a separation agreement with Paul W. Finch. This agreement superceded Mr. Finch’s prior Transition Assistance Agreement, which was substantially identical to the agreements with Messrs. Coleman, Spilsbury and Sinha and Ms. McKeown Adstedt described above. Under this separation agreement, Mr. Finch agreed to remain in the employ of the Company through a transition period ending on December 31, 2002 at his then-current base salary. Mr. Finch received a lump-sum severance payment of $140,000 in January 2003 and was entitled to receive up to six months of income differential payments following the termination of his employment. Mr. Finch was, however, employed in a capacity that enabled the Company to cease making income differential payments in January 2003 and these payments are no longer continuing. Pursuant to this agreement, Mr. Finch forfeited an award of 61,470 restricted stock rights he received in June 2002.

Change in Control Agreements

We have Change in Control Agreements with each of Messrs. Walsh and Coleman and with Ms. McKeown Adstedt. These agreements are designed to diminish the distractions that could be caused by the personal uncertainties and risks associated with changes of control and other significant business combinations involving the Company by providing these officers with assurances regarding their compensation and benefits expectations under such circumstances.

Under the Change in Control Agreements, each of these officers agrees to remain in our employ, and we agreed to continue to employ each officer, until the third anniversary following any “business combination” involving the Company. During that three-year period, each officer is entitled to maintain a position, authority, duties and responsibilities at least commensurate with the most significant of those held by the officer during the 180 day period prior to the effective date of the change in control. The base salary of the officer may not be reduced below that earned by the officer during the twelve month period preceding the effective date of the business combination. In determining any increase in an officer’s base salary during the three year period, the officer is to be treated in a manner consistent with other peer executives. The officers are also entitled to receive annual bonus payments, stock option grants and other benefits during the three year period on the same objective basis as other peer executives.

If, during the three year period, we terminate an officer’s employment other than for “cause” or “disability” or the officer terminates his or her employment for “good reason” (all as defined in the agreements), the officer is entitled to a lump sum payment equal to the sum of any unpaid base salary, accrued vacation pay and any unpaid portions of incentive awards earned by the executive prior to the date of termination. In addition, the officer is entitled to receive a lump sum payment equal to two times the sum of the officer’s annual base salary and the officer’s historical or target incentive award, plus the amount that we would have contributed to the retirement plans in which the officer participated prior to his or her termination in respect of such sum. The officers are also entitled to the continuation of their medical, disability, life and other health insurance benefits for up to a three year period after a qualifying termination and to certain out-placement services.

All unvested options granted to an officer vest and remain exercisable for the lesser of a five year period or their remaining term following a change in control of our Company and all other restricted shares and restricted stock units held by the officer under our stock incentive plan vest and are converted into shares of common stock on the date of any such event.

The agreements also provide that if any payment or benefit received or to be received by an officer, whether or not pursuant to his or her Change in Control Agreement, would be subject to the federal excise tax on “excess parachute payments,” we will pay to the officer such additional amount as may be necessary so that the officer realizes, after the payment of such excise tax and any income tax or excise tax on such additional amount, the amount of such compensation.

Deferred Compensation Plan

The Company’s Deferred Compensation Plan permits eligible employees to defer receipt of up to 90% of their base salary and any incentive payment or payments received by them. Amounts deferred under the Plan are payable upon the participant’s termination of employment, disability, death or another date for payment selected by the participant. Deferred amounts are credited with gains and losses based on the performance of deemed investment options selected by the participant. Seventeen employees are currently participating in this Plan.

Total Stockholders Return*

Comparison of Cumulative Total Return

(Dividends Reinvested)
eFunds Corporation, Nasdaq Composite Index and
Nasdaq Computer and Data Processing Services Index

	June 27,	December 31,	December 31,	December 31,
	2000	2000	2001	2002

eFunds Corporation	$100.00	$70.67	$105.77	$70.08
Nasdaq Composite Index	$100.00	$64.09	$50.54	$34.61
Nasdaq Computer and Data Processing Services Index	$100.00	$57.01	$43.12	$27.38

*Assumes $100 invested on June 27, 2000 in eFunds’ Common Stock, the Nasdaq Composite Index and the Nasdaq Computer and Data Processing Services Index with all dividends reinvested.

Meetings and Compensation of Directors

There were twenty-one meetings of the Board of Directors in 2002.

The Board of Directors has an Audit Committee, a Compensation Committee and a Committee on Board Affairs. A description of the Audit and Compensation Committees and the functions they perform is contained in their committee reports, which appear elsewhere in this proxy statement. Mr. Boyle serves as our Lead Director.

During 2002, the Audit Committee was composed of Messrs. Robinson (Chairman) and Boyle and Ms. Penrose. The Audit Committee held 14 meetings in 2002. During 2002, the Compensation Committee was composed of Mr. Boyle, Ms. Penrose and Ms. Clarke and, from January 1, 2002 through May 29, 2002, Hatim A. Tyabji. In May 2002, Mr. Tyabji retired from our Board and Ms. Clarke succeeded Mr. Boyle as chair of the Compensation Committee. The Compensation Committee held 11 meetings in 2002. In February 2003, Mr. Nakasone became a member of our Board and succeeded Ms. Penrose as a member of the Compensation Committee.

The Committee on Board Affairs consisted of Messrs. Tyabji and Robinson and Ms. Clarke from January 1, 2002 until April, 2002 at which point Mr. Boyle and Ms. Penrose joined the Committee and Mr. Boyle succeeded Mr. Tyabji as committee chair. Ms. Penrose succeeded Mr. Boyle as the Chairperson of this Committee when Mr. Boyle became our Lead Director in May 2002. This Committee held 10 meetings in 2002. The Committee on Board Affairs identifies prospective nominees for election to the Board, reviews their qualifications and nominates prospective candidates for election to the full Board of Directors. The Committee on Board Affairs will also consider matters relating to management succession and report on such matters to the Board of Directors. The Committee on Board Affairs will consider nominees to the Board of Directors recommended by stockholders. Such recommendations should be submitted by mail, addressed to the Committee on Board Affairs in care of the Secretary of the Company. Mr. Nakasone became a member of this Committee in February 2003.

During 2002, each incumbent Director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he or she served.

Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2002, Directors who were not employees of the Company (“Independent Directors”) each received a $15,000 annual board retainer and meeting fees of $1,000 ($2,500 for committee chairs). Since becoming our lead director in May 2002, Mr. Boyle receives a $15,000 supplemental board retainer and meeting fees of $2,500 for Board meetings. In 2003, the annual board retainer was increased to $25,000 ($35,000 for the chair of our Audit Committee and $30,000 for the chair of our Compensation Committee) and our Board and committee meeting fees were revised to $1,500. We also revised our meeting fees to reduce the fees payable for telephonic meetings by 50%. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

The Company has adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the “Director Plan”). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of common stock and thereby further align their interest in the long-term success of the Company with that of the Company’s other stockholders. Under the Director Plan, each Independent Director may elect to receive his or her board and committee fees in restricted stock rights in lieu of cash (with each restricted stock right being deemed to have a value equal to the fair market value of one share of Common Stock on the date of issuance of the restricted stock right). The restricted stock rights are credited to the Directors participating in the Director Plan quarterly and will vest and be converted into shares of Common

Stock (on a one-to-one basis) when the Director ceases to serve as a member of the Board. Each restricted stock right receives dividend equivalent payments equal to any cash dividend payments on one share of common stock. The restricted stock rights and any shares of common stock into which they are converted will be issued under our Stock Incentive Plan.

During 2002, each Independent Director received an annual option grant having an imputed value of $50,000. The options issued to the Independent Directors in 2002 vest in equal annual installments over a two-year period following the date of grant and expire on the tenth anniversary of such date. The options also terminate three months following the date upon which a participant ceases to be a Director of the Company. For 2002, Messrs. Boyle, Tyabji and Robinson, Ms. Clarke and Ms. Penrose each received an option to purchase 6,000 shares of our common stock at an exercise price of $13.78 per share. For 2003, we revised the imputed value of this annual grant to $60,000 and instituted a three-year vesting schedule.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of three independent Directors, none of whom is or has been an officer of the Company. The Company has no compensation committee interlocks — that is, no executive officer of the Company serves as a director or a compensation committee member of a company that has an executive officer serving on our Board or the Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and related regulations require the Company’s directors, executive officers, and any persons holding more than 10% of the Company’s Common Stock (collectively, “Reporting Persons”) to report their initial ownership of the Company’s Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure of a Reporting Person to file a required report by the applicable due date during 2002. Based on its review of the reports submitted to it, the Company believes that each Reporting Person timely filed all required reports during this period, except that Mr. Robinson filed a report on Form 4 in August 2002 that should have been filed in June 2002 and Clyde L. Thomas, the Company’s Senior Vice President, Information Technology and Chief Information Officer filed a late Report on Form 3 in November 2002.

ITEM 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Audit Committee Report

The Audit Committee of the Board of Directors presently consists of three non-employee directors: Jack Robinson (Chairman), John J. (Jack) Boyle III and Sheila A. Penrose. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on the Company’s financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management has represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2002 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm’s independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants’ independence.

Based upon the Audit Committee’s discussion with management and the independent accountants and the Audit Committee’s review of the representations of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 that has been filed with the Securities and Exchange Commission.

Members of the Audit Committee

Jack Robinson (Chairman)

John J. (Jack) Boyle III
Sheila A. Penrose

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”) for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for that fiscal year were $1,248,671.

Financial Information Systems Design and Implementation Fees

There were no fees paid by Deloitte & Touche for professional services rendered for information technology services related to financial information systems design and implementation during the fiscal year ended December 31, 2002.

All Other Fees

The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under “Audit Fees,” for the fiscal year ended December 31, 2002 were $789,309, including audit related services of approximately $511,574 and non-audit services of $277,735. Audit related services generally include fees for service auditor attestation reports (SAS 70s) and internal audit related services consisting primarily of reviews of certain internal controls and processes. Non-audit related services related primarily to tax planning and compliance and the preparation of valuation analyses.

Changes in Registrant’s Certifying Accountant

Arthur Andersen & Associates of India (“Arthur Andersen India”), which audited the financial statements of iDLX Holdings B.V. (a consolidated subsidiary of the Company formerly known as iDLX Holdings N.V.), as of and for the year ended December 31, 2001, ceased operations in 2002.

Arthur Andersen India expressed an unqualified opinion on the financial statements audited by them in their report dated January 25, 2002. Prior to the date Arthur Andersen India ceased providing iDLX Holdings B.V. with audit services, there were no disagreements between the Company or iDLX Holdings B.V. and Arthur Andersen India on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen India would have cause it to make reference to the subject matter of that disagreement in connection with its reports.

On December 1, 2002, iDLX Holdings B.V. engaged SR Batliboi and Associates, an Indian accounting firm that is a member of Ernst & Young Global (“SR Batliboi”), as its independent auditor. The decision to engage SR Batliboi was made by management and the Audit Committee of the Board of Directors did not recommend this change in accountants or provide formal prior approval of the change.

The reports of Deloitte & Touche LLP, the Company’s principal accountant, on the Company’s financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion nor were such reports qualified as to uncertainty, audit scope or accounting principles.

Deloitte & Touche LLP did not audit the financial statements of iDLX Holdings B.V., which statements reflect total assets constituting 11% and 9%, respectively, of consolidated total assets of the Company as of December 31, 2002 and 2001, and net revenue, constituting 6% and 4%, respectively, of consolidated net revenue and net income constituting 30% and 41%, respectively, of consolidated net income of the Company for the years ended December 31, 2002 and 2001. Those statements as of and for the years ended December 31, 2002 and 2001 were audited by SR Batliboi and Arthur Andersen India, respectively. SR Batliboi and Arthur Andersen India expressed unqualified opinions on those financial statements in their reports. The reports of those other auditors have been furnished to Deloitte & Touche LLP and its opinion, insofar as it relates to the amounts included for iDLX Holdings B.V., is based solely on the reports of such other auditors.

Ratification of Appointment of Auditors

The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche LLP as independent auditors to examine the accounts of the Company for the fiscal year ending December 31, 2003 and to perform other accounting services. Deloitte & Touche LLP has acted as independent auditors of the Company since 2000.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders. Although it is not required to do so, the Board has submitted the selection of Deloitte & Touche LLP as the Company’s independent auditors to the stockholders for ratification. Unless a contrary choice is specified, the persons named as proxies will vote for the ratification of the selection of Deloitte & Touche LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF ITS SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

If this selection is not ratified, the Board of Directors will reconsider its selection of Deloitte & Touche LLP.

ITEM 3: OTHER BUSINESS

The Board of Directors does not intend to present any business at the annual meeting other than the matters specifically set forth in this proxy statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company. The proxies solicited by the Company confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before the Company printed and mailed these proxy materials.

Stockholder Proposals for the 2004 Annual Meeting

Any stockholder proposals intended to be presented at the Company’s 2004 annual meeting of stockholders must be received by the Company no later than December 19, 2003 in order to be included in the proxy statement for that meeting. Under the Company’s Bylaws, a stockholder proposal not included in the Company’s Proxy Statement for its 2004 annual meeting of stockholders may not be presented in any manner at the 2004 annual meeting unless the stockholder wishing to make such proposal follows certain specific notice procedures set forth in the Company’s Bylaws, including delivering notice of such proposal in writing to the Secretary of the Company at the address indicated on the cover page of this proxy statement no later than December 19, 2003.

Householding

We have been notified that certain intermediaries (brokers or banks) will deliver only one copy of our annual report and this proxy statement to multiple shareholders who share the same address and last name, unless they have received contrary instructions from one or more of those shareholders. This procedure is referred to as “householding.” We will deliver promptly, upon oral or written request, separate copies of our annual report and proxy statement to any shareholder who shares an address with another shareholder. If you wish to receive separate copies of one or both of these documents, you may write to eFunds Corporation, Attn: Investor Relations, 8501 North Scottsdale Road, Scottsdale, Arizona 85253, or call (480) 629-7700. You may contact your broker or bank to make a similar request. Shareholders sharing an address who now receive multiple copies of our annual report and proxy statement may request delivery of a single copy of each document by writing or calling us at the above address or by contacting their broker or bank (provided the broker or bank has determined to household proxy materials).

April 18, 2003	By Order of the Board of Directors

/s/STEVEN F. COLEMAN
Steven F. Coleman
Secretary

[EFUCM — eFUNDS CORPORATION] [FILE NAME: ZEFUC2.ELX] [VERSION — (3)] [04/17/03] [orig. 04/10/03]

DETACH HERE	ZEFUC2

eFUNDS CORPORATION

Gainey Center II, Suite 300
8501 N. Scottsdale Road
Scottsdale, AZ 85253

PROXY

The undersigned hereby appoints Paul F. Walsh, Thomas S. Liston, and Steven F. Coleman, and each of them, proxies for the 2003 annual meeting, with full power of substitution and revocation, acting by a majority of those present and voting or if only one is present and voting then that one, to vote the stock of eFunds Corporation which the undersigned is entitled to vote, at the annual meeting of stockholders to be held on May 23, 2003 and at any adjournment thereof, with all the powers the undersigned would possess if present with respect to the election of directors and the ratification of the selection of the Deloitte & Touche LLP as independent auditors of the Company and such other business as may properly come before this meeting.

This proxy shall be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If no instructions are given, this proxy will be voted FOR the election of the named nominees as directors of the Company and FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors of the Company and in the proxies’ discretion upon such other business as may properly come before the meeting. Please vote, sign, and date this proxy as indicated below and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors of eFunds Corporation in connection with the 2003 annual meeting.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

eFUNDS CORPORATION
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security Number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box below must be used in order to vote by telephone or via the Internet.

Voter Control Number

Your vote is important. Please vote immediately.

1.	Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/efds	OR	1.	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above		2.	Enter your Voter Control Number listed above and
	and follow the easy steps outlined on the secured			follow the easy recorded instructions.
	website.

If you vote over the Internet or by telephone, please do not mail your card.

[EFUCM — eFUNDS CORPORATION] [FILE NAME: ZEFUC1.ELX] [VERSION — (1)] [04/10/03] [orig. 04/10/03]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZEFUC1

☒	Please mark votes as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2.

1.	Election of Directors.

	Nominees:	(01) Paul F. Walsh
(02) John J. (Jack) Boyle III

		FOR ALL NOMINEES ☐ ☐	WITHHELD FROM ALL NOMINEES
☐

For all nominee(s) except as written above

		FOR	AGAINST	ABSTAIN
2.	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:	Date:

Signature:	Date: